            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 26, 2004, relating to the financial statements and financial highlights which appears in the March 31, 2004 Annual Report to Shareholders of each of the Funds constituting the Nations Fund Trust, which are also incorporated by reference into the Registration Statement. We also consent to the incorporation by reference of our reports dated March 26, 2004, relating to the financial statements and financial highlights of the portfolios of the Nations Master Investment Trust also contained in such Annual Reports. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
July 29, 2004